Calculation of Filing Fee Table

Form S-8
(Form Type)

AMC Networks Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock	Other	5,000,000	$7.96	$39,800,000	0.0001381	$5,496.38
Total Offering Amounts					$39,800,000		$5,496.38
Total Fee Offsets							$0.00
Net Fee Due							$5,496.38

(1) Pursuant to Rule 416 of the Securities Act of 1933, the registration statement on Form S-8 to which this exhibit relates (the “Registration Statement”) shall also cover any additional shares of AMC Networks Inc.’s (the “Registrant”) Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), which become issuable under the AMC Networks Inc. Amended and Restated 2016 Employee Stock Plan pursuant to the Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of Class A Common Stock.

(2) Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the reported average of the high and low prices of Class A Common Stock as reported on the NASDAQ Stock Market on October 3, 2025.